Exhibit 4.3

October     , 2005

National Securities Corporation

875 N. Michigan Avenue, Suite 1560

Chicago, IL 60611

Ladies and Gentlemen:

This letter is being delivered to you in connection with the Placement Agency Agreement (the “Placement Agency Agreement”), between Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), and National Securities Corporation, dated July 1, 2005, relating to the private offering of up to $50,000,000 (the “Offering”) of Common Stock, $.01 par value (the “Common Stock”), of Aries Ventures Inc. (“Aries”), the public entity which, either directly or through its wholly-owned subsidiary, will continue the business of Cardium following the closing of the Offering.

As a condition of the consummation of the Offering, the undersigned hereby agrees that, during the period beginning from the date first above written and ending on, but including, the date one hundred eighty (180) days after the effective date of the “resale” registration statement (as such term is referenced in the Confidential Private Placement Memorandum relating to the Offering), the undersigned will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock of Aries or any securities convertible into or exercisable or exchangeable for Common Stock of Aries; or (ii) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock of Aries or any securities of Aries which are substantially similar to such Common Stock. The foregoing shall apply to the Common Stock of Aries, whether now owned or hereafter acquired, owned directly by the undersigned or with respect to which the undersigned is considered to have beneficial ownership within the meaning of Rule 13d-3 promulgated under the Securities Act of 1934, as amended (collectively, the “Undersigned’s Shares”).

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restrictions set forth herein; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; or (iii) with the prior written consent of National Securities Corporation. For purposes of the foregoing, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Yours very truly,

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